Exhibit (g)(2)

May 2, 2023

Sean Wall

BNP Paribas, acting through its New York Branch

787 Seventh Avenue

New York, NY 10019

Dear Mr. Wall:

Please be advised of the following:

•	The Trustees of Janus Aspen Series (the “Trust”) approved the liquidation of Janus Henderson Adaptive Risk Managed U.S. Equity Portfolio effective on or about May 1, 2023.

•	The above changes are reflected in a revised Appendix 1 to the existing Custody Contract between the Trust and BNP Paribas, acting through its New York branch, which is attached to this letter.

Please indicate your acceptance of the foregoing by executing this letter agreement.

Janus Aspen Series

By:	/s/ Jesper Nergaard
Jesper Nergaard
Vice President, Chief Financial Officer, Treasurer, and
Principal Accounting Officer of the Trust

BNP Paribas, acting through its New York

By:	/s/ Nicolas De Neve
Managing Director

By:	/s/ Cyril Guerrier
Managing Director

Janus Henderson Investors

151 Detroit St, Denver, CO 80206

T +1(800) 525 3713 F +1(877) 319 3852

W janushenderson.com

APPENDIX 1 LIST OF PORTFOLIOS

Janus Aspen Series

Janus Henderson Balanced Portfolio

Janus Henderson Enterprise Portfolio

Janus Henderson Flexible Bond Portfolio

Janus Henderson Forty Portfolio

Janus Henderson Global Research Portfolio

Janus Henderson Global Sustainable Equity Portfolio

Janus Henderson Global Technology and Innovation Portfolio

Janus Henderson Mid Cap Value Portfolio

Janus Henderson Overseas Portfolio

Janus Henderson Research Portfolio

Janus Henderson Investors

151 Detroit St, Denver, CO 80206

T +1(800) 525 3713 F +1(877) 319 3852

W janushenderson.com